UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

UQM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UQM TECHNOLOGIES, INC.
4120 Specialty Place
Longmont, Colorado 80504

SUPPLEMENT TO PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 30, 2017

November 17, 2017

General

This supplement provides updated and amended information with respect to UQM Technologies, Inc.’s (“we,” “us,” “our,” “UQM” or the “Company”) 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on the 30th day of November, 2017, at 10:00 a.m., local time at 4120 Specialty Place, Longmont, Colorado 80504.

The information contained in this supplement should be read in conjunction with the Notice of Annual Meeting of Shareholders and the accompanying proxy statement (the “Proxy Statement”), dated October 25, 2017, furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting. There is no change to the record date to determine shareholders entitled to notice of and to vote at the Annual Meeting and, as such, only holders of the Company’s common stock at the close of business on October 5, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any further adjournments or postponements thereof.

Changes in Company’s Certifying Accountant

Effective November 16, 2017, Hein & Associates LLP (“Hein”), the independent registered public accounting firm for the Company, merged with Moss Adams LLP (“Moss Adams”). As a result of this transaction, on November 16, 2017, Hein resigned as the independent registered public accounting firm for the Company. Concurrent with such resignation of Hein, the Company’s audit committee approved the engagement of Moss Adams as the new independent registered public accounting firm for the Company effective for the year ended December 31, 2017.  The Company filed a Current Report on Form 8-K on November 17, 2017 (the “Form 8-K”) in connection with the resignation of Hein and the appointment of Moss Adams.

As disclosed in the Form 8-K, the audit reports of Hein on the Company’s financial statements for the nine month transition period ended December 31, 2016 and fiscal year ended March 31, 2016 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent audit periods ended December 31, 2016 and March 31, 2016 and through the subsequent interim periods preceding Hein’s resignation, there were no disagreements between the Company and Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hein would have caused them to make reference thereto in their reports on the Company’s financial statements for such years.

During the two most recent audit periods ended December 31, 2016 and March 31, 2016 and through the subsequent interim periods preceding Hein’s resignation, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the two most recent audit periods ended December 31, 2016 and March 31, 2016 and through the subsequent interim periods preceding Moss Adam’s engagement, the Company did not consult with Moss Adams on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company’s financial statements, and Moss Adams did not provide either a written report or oral advice to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Hein a copy of the disclosures in the Form 8-K and requested that Hein furnish a letter to the Securities and Exchange Commission confirming whether or not it agrees with the Company’s statements in the Form 8-K. A copy of the letter, dated November 17, 2017, was filed as Exhibit 16.1 to the Form 8-K.

Withdrawal of Proposal 6 of the Proxy Statement

As a result of the foregoing, at the Annual Meeting on November 30, 2017, the Company intends to withdraw Proposal 6 from the meeting agenda. Proposal 6 relates to the ratification of the appointment of Hein as the independent registered public accounting firm for the Company for the year ended December 31, 2017. The Company does not intend to submit any other proposal for ratification with respect to the appointment of an independent registered public accounting firm at the Annual Meeting.

You should note the following:

•                  We will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the withdrawal of Proposal 6.

•                  Proxy cards or voting instructions already received with direction on Proposal 6 will not be voted on Proposal 6.

•                  Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (Proposals 1, 2, 3, 4 and 5) will remain valid and in effect, and will be voted as directed.

•                  If you have already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change your previously cast votes on the remaining proposals.

Your vote regarding the remaining proposals is important. If you have not already done so, please vote on these remaining proposals described in the Proxy Statement, a copy of which is available at www.envisionreports.com/UQM.